Exhibit 99.1

FOR IMMEDIATE RELEASE:
January 3, 2007

GOLDEN CYCLE GOLD CORPORATION OPERATIONS UPDATE

Golden Cycle Gold Corporation (NYSE-Arca: GCGC) (“Golden Cycle” or the “Company”) is pleased to provide an update on corporate activities.  The Cripple Creek & Victor Gold Mining Company (“CC&V”), the Company’s 33% owned joint venture with AngloGold Ashanti (Colorado) Corporation, experienced a prolonged drought over the fourteen months leading into June 2006.  The drought caused reduced pregnant pond levels within Valley Leach Facility (“VLF”), which caused CC&V to reduce the flow rates through the gold recovery circuit, resulting in reduced fluid movement through the leach facility, and ultimately reduced daily gold recoveries.  In recent months the leach facility has received precipitation at more normal rates.  The precipitation has worked its way into the leach facility and recovery systems, raising pond levels and permitting CC&V to restore solution flow levels to planned flows of 14,000 gallons per minute.  The increased flows through the leach facility have increased daily gold recoveries from a June 2006 low of 580 troy ounces per day to approximately 1,000 troy ounces per day during November 2006.  Gold production for November 2006 and October 2006 was 28,801 (101% of plan) and 28,885 (105% of plan) troy ounces, respectively.  The Joint Venture is on track to produce approximately 285,000 troy ounces of gold during 2006.

CC&V has had improved success in its mining operations in the past few months.  Higher grade ores were mined in the upper benches of the South Cresson and the third and final mining area in the southern portion of the East Cresson.  This success translated into higher than planned recoverable ounce placement on the VLF during the following recent months:  June 2006, 35,302 troy ounces (109% of plan); July 2006, 39,541 troy ounces (133% of plan); August 2006, 37,075 troy ounces (152% of plan); September 2006, 36,499 troy ounces (112% of plan); October 2006, 29,119 troy ounces (115% of plan); and November 2006, 28,723 troy ounces (119% of plan).  The mining and crushing operations are performing at a 22 million ore ton per year pace in spite of numerous truck and shovel maintenance challenges.  Variable mining costs continue to escalate, in part due to increased mining volumes; however mine personnel are aggressively seeking to manage costs to minimize the impact upon cost per ounce.

As of November 30, 2006, the inventory of recoverable gold within the VLF is estimated to be 552,916 troy ounces.  Management believes the increased inventory of gold within the leach facility is primarily caused by three factors: what we perceive to be a normal inventory increase related to the growth of the VLF in size, the reduced number of gold ounces produced from the leach facility in the earlier months of the year due to reduced fluid flows, and the increased recoverable gold ounces placed, discussed above.  The inventory of gold ounces within the leach facility is a major asset which is almost equal in value to the total of CC&V’s mine finance loan of $353.6 million as of December 31, 2005.  This inventory may continue to increase, although not as rapidly as it has during 2006, until ore ceases to be loaded on the VLF and CC&V begins the final leaching stages of the leach facility, which is expected to take several years. The Company does not believe that CC&V intends to monetize or financially encumber the leach facility inventory.

CC&V’s exploration team has drilled an additional 208 exploration drill holes, amounting to 160,513 feet of reverse circulation exploration drilling during the first eleven months of 2006.  The intent of this drilling program is to determine if sufficient gold ore can be identified to extend the life of the mine.  CC&V is modeling the results of the district wide exploration program and expects to complete its estimate of ore reserves and resources in early 2007.  Some highlights of the recent CC&V exploration drill program are:

In November 2006, hole GR-718, a 900 foot deep minus 64 degree reverse circulation (“RC”) drill hole intercepted approximately 425 feet of generally low grade mineralization, 0.01 to .025 troy ounce per ton contained gold (“OPT”),  including a high grade interval of 220 feet of 0.144 OPT at 410 feet down hole.  Within the 220 feet above, was an interval of 85 feet assayed 0.275 OPT.

During October 2006, hole CPR-87, a 900 foot deep minus 66 degree RC drill hole intercepted approximately 455 feet of generally low grade mineralization including high grade intervals of 20 feet of 0.191 OPT at 95 feet, 15 feet of 0.281 OPT at 120 feet, 25 feet of 0.522 OPT at 620 feet and 15 feet of 0.244 OPT at 855 feet.

In September 2006, hole SGR-484, a 900 foot deep, minus 90 degree RC drill hole intercepted approximately 300 feet of generally low grade mineralization including an interval of 40 feet of 0.263 OPT at 135 feet.  During August 2006, hole CPR-83, a 900 foot deep, minus 68 degree RC drill hole intercepted approximately 380 feet of generally low grade mineralization including a high grade interval of 110 feet of 0.125 OPT at 475 feet.  In July 2006, hole CPR-82, a 900 foot deep, minus 61 degree RC drill hole intercepted approximately 345 feet of generally low grade mineralization including an interval of 105 feet of 0.035 OPT at 295 feet.  During June 2006, hole CPR-70, a 800 foot deep, minus 80 degree RC drill hole intercepted approximately 425 feet of generally low grade mineralization including an interval of 285 feet of 0.048 OPT at 300 feet, within which were intervals of 40 feet of 0.08 OPT at 420 feet and 20 feet of 0.286 OPT at 485 feet.  In May 2006, hole GR-725, a 1,000 foot deep, minus 90 degree RC drill hole intercepted approximately 815 feet of generally low grade mineralization including an interval of 230 feet of 0.034 OPT at 520 feet.

The two law suits consolidated for trial and pending at the end of 2005 in the United States District Court for the District of Colorado, in which the Sierra Club and Mineral Policy Center filed complaints against CC&V and its Joint Venture partners including the Company, alleging certain violations of the U.S. Clean Water Act (CWA), were tried in February 2006.  As previously reported in the Company’s Quarterly Report on Form 10-Q dated August 11, 2006, the Court ruled on April 13, 2006, against the plaintiffs and for the defendants, including CC&V and the Company, on all causes of action asserted in the two cases.  The Court also allowed the defendants to apply for an award of their attorney’s fees and costs.  The defendants did so in June and, notwithstanding the plaintiffs’ objections thereto, the Court ruled on December 20, 2006 that the defendants were entitled to recover such fees and costs incurred after November 16, 2005, the date when it became clear to the Court that the plaintiffs’ “dogged pursuit of factually unsupported claims” was unreasonable.  The plaintiffs now have until January 22, 2007 to appeal from the Court’s judgment dismissing the consolidated cases and from its award to each defendant of approximately one-fifth of its attorneys’ fees incurred over the last six years.  Whether such an appeal would be successful in whole or in part cannot be predicted at this early juncture.

Golden Cycle has received a payment of $50,000 from Tornado Gold due under the August 2006 purchase contract for the Illipah gold prospect in Nevada.  The 50,000 shares of Tornado Gold’s common stock currently due has not yet been delivered.  Tornado Gold, in its press release of November 6, 2006, announced that it has received the drilling permits for the property, is delineating drill targets, and has placed the exploration of the property among its top priorities.

Golden Cycle Gold Corporation is a Colorado corporation organized to discover, develop and mine precious metal properties.  The primary business of the Company consists of its participation in the Cripple Creek & Victor Gold Mining Company, a joint venture with AngloGold Ashanti (Colorado) Corp.  The Joint Venture manages Colorado’s major gold producing property, the Cresson mine, located in the Cripple Creek / Victor gold mining district.  Golden Cycle holds gold prospects in Humboldt County, Nevada, “Table Top”, and the “Sagittarius Alpha Realty” group in the Republic of the Philippines.

Golden Cycle Gold Corporation is listed on the NYSE-Arca Exchange, trading under the symbol “GCGC” (9,744,250 shares outstanding).

Except as otherwise stated, information related to the Cripple Creek & Victor Gold Mining Company has been derived from reports of the mine operator and is based on information available to Golden Cycle Gold Corporation as of the date of this release.  This press release includes forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from projected results.  These include but are not limited to changing commodity prices; differences in ore grades and tons mined from those anticipated; successful mining and milling at currently planned rates; changes in project parameters as plans continue to be refined; continued compliance with environmental permits; the results of current exploration activities and new exploration opportunities; the conclusion of feasibility studies currently under way; and the political and economic risks associated with foreign operations.  Please refer to a discussion of these and other factors in Golden Cycle Gold Corporation’s 10-K, 10-Q and other Securities and Exchange Commission filings which will be provided to you upon request.  You should not place undue reliance on forward looking statements.   We undertake no obligation to update any forward-looking statement.

Source:  Golden Cycle Gold Corporation
R. Herbert Hampton, President & CEO of Golden Cycle Gold Corporation, +1-719-471-9013